EXHIBIT 10.3(i)

FORM OF
AWARD CERTIFICATE

NON-TRANSFERABLE GRANT TO

[ __________________________ ]
(“Participant”)

of the following award pursuant to and subject to the provisions of the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Incentive Plan”) and to the terms and conditions set forth herein.

RESTRICTED STOCK UNITS

XXXX
restricted stock units convertible into shares of common stock, par value $0.01, of the Company (the “Units") pursuant to and subject to the provisions of the Incentive Plan and to the terms and conditions set forth herein. Unless vesting is accelerated in accordance with the Incentive Plan, the Units shall vest (become non-forfeitable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Number of Units Vesting Per Year	Percent of Units Vested
Less than 1 Year	0	0%
1 Year	XXX	20%
2 Years	XXX	40%
3 Years	XXX	60%
4 Years	XXX	80%
5 Years	XXX	100%
Total Vesting	XXXX

IN WITNESS WHEREOF, Duke Realty Corporation has caused this Certificate to be executed as of the Grant Date, as indicated below.

DUKE REALTY CORPORATION	ACCEPTED BY PARTICIPANT:

By:
Its Authorized Officer	[________________________________]

Date
Grant Date: [____________________________________]

TERMS AND CONDITIONS

DEFINITIONS:
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Incentive Plan. Without limiting the foregoing, the following terms shall have the following meanings for purposes of this award certificate (“Certificate”):

(a) “Retirement” means Participant’s termination of employment with the Company or an Affiliate, other than a Termination for Cause, on or after Participant attains the age of 55 years provided that, as of the date of termination, the sum of the number of whole years of Participant’s employment with the Company or an Affiliate plus Participant’s age totals at least 65 years.

(b) “Termination for Cause” means Participant’s termination of employment with the Company or an Affiliate for Cause (as defined in the Incentive Plan) or by reason of Participant’s (i) violation of material Company or Affiliate policies or (ii) breach of non-competition, confidentiality or other restrictive covenants that may apply to Participant.

(c) “Resignation for Good Reason” after a Change in Control means, without Participant’s prior written consent: (i) a forced move to a location more than 60 miles from Participant’s place of business immediately prior to the Change in Control; or (ii) a material reduction in Participant’s base salary and/or annual incentive bonus target as compared to that in effect immediately prior to the Change in Control. Participant may not resign for Good Reason without providing the employer written notice of the grounds that Participant believes constitute Good Reason and giving the employer at least 30 days after such notice to cure and remedy the claimed event of Good Reason.

RESTRICTED STOCK UNITS:

1. Grant of Units. The Company hereby grants to Participant, subject to the restrictions and the terms and conditions set forth in the Incentive Plan and in this Certificate, the number of restricted stock units indicated on page 1 hereof (the “Units”) which represent the right to receive an equal number of Shares of the Company’s Stock on the terms set forth in this Certificate.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Participant. The Units will vest and become non-forfeitable on the earliest to occur of the following (the “RSU Vesting Date”):

(a)    as to the number of the Units specified on page 1 hereof, on the respective anniversaries of the Grant Date specified on page 1 hereof, or

(b)    the termination of Participant’s employment from the Company or any Affiliate due to death or Disability, or

(c)    the termination of Participant’s employment from the Company or any Affiliate without Cause (or Participant’s Resignation for Good Reason) within one year following the occurrence of a Change in Control, or

(d)    the occurrence of a Change in Control, if this Award is not equitably converted or substituted by the Surviving Corporation.

If Participant’s employment terminates prior to the RSU Vesting Date for any reason other than Section 2(b), (c) or (d) above or Retirement (or in the event Participant is given notice of Termination for Cause on or prior to the RSU Vesting Date), Participant shall forfeit all right, title and interest in and to the Units as of the date of such termination (or as of the date of receipt of such notice of Termination for Cause, if applicable) and the Units will be reconveyed to the Company without further consideration or any act or action by Participant. If Participant’s employment terminates by reason of Retirement prior to the RSU Vesting Date, then, subject to Paragraph 7 below, the Units shall continue to vest in accordance with the schedule shown on page 1 of this Certificate on the same basis as if no termination of service with the Company had occurred. If Section 409A of the Code is determined to apply to this Award, any reference herein to Participant’s “termination of employment” shall be interpreted to mean Participant’s “separation from

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TERMS AND CONDITIONS

service” as defined in Code Section 409A and Treasury regulations and guidance with respect to such law.

3. Conversion to Stock. Unless the Units are forfeited prior to the RSU Vesting Date as provided in Paragraph 2, or deferred as provided in Paragraph 4, the Units will be converted to actual shares of Stock on the later of (i) the RSU Vesting Date, or (ii) if required by Code Section 409A and Treasury regulations and guidance with respect to such law, the six-month anniversary of Participant’s separation from service (the “Conversion Date”), and stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Participant’s name as of the Conversion Date and delivered to Participant as soon as practical thereafter.

4. Deferral Election. If permitted by the Committee, Participant may elect with respect to any or all of the Units to defer delivery of the shares of Stock that would otherwise be due on the original Conversion Date until a designated later time. If such deferral election is permitted, the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals in compliance with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

5. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Participant’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable. Such additional Units acquired upon the reinvestment of dividends or distributions shall be immediately vested when credited to Participant’s account, but will be converted to actual shares of Stock on the earlier of: (i) the same date as the original Units with respect to which they were credited are converted to Stock, or (ii) if such original Units fail to vest and are therefore forfeited, as soon as practical after the date on which the original Units were forfeited (or six months after Participant’s separation from service if necessary to comply with Section 409A of the Code). Notwithstanding the foregoing sentence, in the event Participant is given notice of Termination for Cause on or prior to the conversion date, Participant shall forfeit all right, title and interest in and to such dividend-equivalent Units as of the date of receipt of such notice of Termination for Cause, and such Units will be reconveyed to the Company without further consideration or any act or action by Participant. Upon conversion of the Units into shares of Stock, Participant will obtain full voting and other rights as a stockholder of the Company.

6. Payment of Taxes. Participant will, no later than the date as of which any amount related to the Units first becomes includable in Participant’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Participant’s FICA obligation) required by law to be withheld with respect to such amount. Without limiting the foregoing, the Company may permit or require that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the Units upon settlement a number of shares of Stock having a Fair Market Value on the date of withholding, equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.

GENERAL PROVISIONS:

7. Special Rules Regarding Retirement. As consideration for the extended vesting or exercise period of the Awards as a result of Participant’s Retirement, and provided that Participant has not previously entered into a non-competition agreement with the Company, Participant shall enter into a non-competition agreement with the Company at the time of Participant’s Retirement if requested by the Committee or the Chief Executive Officer

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TERMS AND CONDITIONS

within 60 days following the date of Retirement, in such form as shall be reasonably determined by the Committee. In the event that Participant refuses to enter into such non-competition agreement, then all of the Awards, that were not vested as of the date immediately preceding the date of Participant’s Retirement shall expire on the earlier of (i) the time of such refusal, or (ii) 5:00 p.m., Eastern Time, on the 60th day following the date of Participant’s Retirement. In the event that Participant enters into and breaches such non-competition agreement, all of the outstanding Awards that were not vested as of the date immediately preceding the date of Retirement shall expire immediately as of the time of such breach.

8. Changes in Capital Structure. The provisions of Article 15 of the Incentive Plan shall apply to these Awards and are incorporated herein by reference. Without limiting the foregoing, in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying the Awards subject to this certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.

9. Restrictions on Transfer and Pledge. No right or interest of Participant in these Awards may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Participant to any other party other than the Company or an Affiliate. The Awards are not assignable or transferable by Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Incentive Plan.

10. Limitation of Rights. The Awards do not confer to Participant or Participant’s beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise or conversion of the Awards. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Participant’s service at any time, nor confer upon Participant any right to continue in the service of the Company or any Affiliate.

11. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Participant; provided, however, that such amendment, modification or termination shall not, without Participant’s consent, reduce or diminish the value of this Award. Notwithstanding anything herein to the contrary, the Committee may, without Participant’s consent, amend or interpret this Certificate to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

12. Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Participant and to Awards of this type.

13. Incentive Plan Controls. The terms contained in the Incentive Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Certificate, the provisions of the Incentive Plan shall be controlling and determinative.

14. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Incentive Plan.

15. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

16. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified

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TERMS AND CONDITIONS

United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, IN 46240; Attn: General Counsel, or any other address designated by the Company in a written notice to Participant. Notices to Participant will be directed to the address of Participant then currently on file with the Company, or at any other address given by Participant in a written notice to the Company.

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